             Exhibit 10.1

THE TORO COMPANY

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), is entered into as of December 31, 2008 and effective as of January 1, 2009 and amends the Employment Agreement (the "Agreement") dated as of [__________] between The Toro Company, a Delaware corporation (the Company"), and [__________] (the "Executive").

WHEREAS, the Company and the Executive wish to amend the Agreement in certain respects to reflect the provisions of Section 409A of the Internal Revenue Code, as amended, and any regulations and other guidance issued thereunder;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the Company and the Executive agree as follows:

1.  Section 3 shall be amended in its entirety to read as follows:

Employment Period.  The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period"); provided, however, that for purposes of Section 6(a), the Employment Period shall end two and one-half months plus one day after the end of the year that contains the first day of the Window Period, as that term is defined in Section 5(c).

2.  Section 4(b)(ii) shall be amended in its entirety to read as follows:

(ii)   Annual Bonus.  In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the Executive's highest bonus under the Company's applicable annual cash incentive plans, or any comparable bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the "Recent Annual Bonus").  Each such Annual Bonus shall be paid during the period two and one-half months after the end of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the Company's applicable deferred compensation plan.

3.  Section 4(b)(v) shall be amended in its entirety to read as follows:

(v)  Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided that the Executive shall submit any request for such expense reimbursement under this Section 4(b)(v) or any other provision of this Agreement within six months of the date the expense was incurred.  If the Company reimburses the Executive for any amount to which the Executive is entitled to reimbursement hereunder, such reimbursement shall be made promptly, but in any event on or before the last day of the Executive's taxable year following the taxable year in which the expense or cost was incurred and otherwise so as not to provide for a "deferral of compensation" within the meaning of Code Section 409A.

4.  Section 5(c) shall be amended in its entirety to read as follows:

(c)  Good Reason.  The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason.  For purposes of this Agreement, "Good Reason" shall mean the occurrence or existence of any of the following events or conditions during the Employment Period:

(i)  any action by the Company which results in a diminution in the Executive's authority, duties or responsibilities, excluding for this purpose an isolated, immaterial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)  any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, immaterial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof;

(iv) any termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

(v) any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

Notwithstanding any provision in this Agreement to the contrary, termination of the Executive's employment shall not be for Good Reason unless (x) the Executive notifies the Company or any successor in writing of the occurrence or existence of the event or condition that the Executive believes constitutes Good Reason within 90 days of the initial existence of such event or condition (which notice specifically identifies the event or condition), (y) the Company or any successor fails to correct the event or condition so identified in all material respects within 30 days after the date on which it receives such notice (the "Remedial Period"), and (z) the Executive actually terminates employment within 30 days after the expiration of the Remedial Period and before the Company or any successor remedies the event or condition (even if after the end of the Remedial Period). If the Executive terminates employment before the expiration of the Remedial Period or after the Company or any successor remedies the event or condition (even if after the end of the Remedial Period), then the Executive's termination will not be considered to be for Good Reason. The Executive may combine the notice required by this Section 5(c) with the Notice of Termination required by Section 5(d).  Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date (the "Window Period") shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

5.  The first line of Section 6(a)(i) shall be amended to read in its entirety as follows:

(i)  the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts; provided, however, that no payments may be made pursuant to this Section 6(a)(i) later than two and one-half months after the end of the year that contains the first day of the Window Period:

6.  Section 6(a)(i)(A) shall be amended to read in its entirety as follows:

A.  the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations");

7.  Section 6(a)(ii) shall be amended in its entirety to read as follows:

(ii) for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement (to the extent not subject to the requirements of Code Section 409A) if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; provided further, that to the extent the foregoing coverage commitment applies to a group health plan subject to the requirements Section 4980B(f) of the Internal Revenue Code of 1986, as amended ("COBRA"), the Company shall be deemed to satisfy such commitment by providing COBRA coverage at no cost to the Executive for the COBRA term and such coverage commitment shall be conditioned on the Executive properly electing COBRA coverage.  Thereafter, the value of any group health plan coverage pursuant to this Section 6(a)(ii) shall be taxed to the Executive.  For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period.

8.  Section 6(a)(iii) shall be amended in its entirety to read as follows:

(iii) the Company shall pay, as incurred, the reasonable costs of outplacement services for a period of two years after the Executive's Date of Termination, the scope and provider of which shall be selected by the Executive in his sole discretion;

9.  Section 9(a) shall be amended by adding the following sentence to the end of the section:

Notwithstanding anything to the contrary in this Agreement, the Company shall pay the Gross-Up Payment to the Executive by the end of the Executive's taxable year that immediately follows the Executive's taxable year in which the related Excise Tax is remitted to the relevant taxing authorities.  In the event a reduction is required to be applied to the Payments pursuant to the foregoing provisions of this Section 9(a), the Payments shall be reduced by the Company in its reasonable discretion in the following order: (i) reduction of any Payments that are subject to Code Section 409A on a pro-rata basis or such other manner that complies with Code Section 409A, as determined by the Company and (ii) reduction of any Payments that are exempt from Code Section 409A.

10.  Section 9(c) shall be amended to add the following language to the end of the section:

Any indemnification payments made by the Company to the Executive pursuant to this Section 9(c) for any Excise Tax (including interest and penalties with respect thereto) incurred by the Executive in connection with such tax contest shall be made to the Executive by the end of the Executive's taxable year that immediately follows the Executive's taxable year in which the Excise Tax (together with any interest and penalties) is remitted to the relevant taxing authority. Any indemnification payments made by the Company to the Executive for any other costs or expenses (other than Excise Tax, together with penalties and interest with respect thereto) incurred by the Executive in connection with such tax contest shall be made to the Executive (i) by the end of the Executive's taxable year that immediately follows the Executive's taxable year in which the taxes that are the subject of the tax contest are remitted to the relevant taxing authority or (ii) where as a result of such tax contest no taxes are remitted, the end of the Executive's taxable year immediately following the Executive's taxable year in which the tax contest is completed or there is a final and nonappealable settlement or other resolution of the tax contest.

11.  Section 9(d) is amended in its entirety to read as follows:

(d)  If, after the receipt by the Executive of an amount paid by the Company pursuant to Section 9, the Executive becomes entitled to receive any tax refund due to an overpayment of any Excise Tax (including interest and penalties with respect thereto), the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon).  If, after the receipt by the Executive of an amount paid by the Company pursuant to Section 9, a determination (within the meaning of Section 1313 of the Code) is made that the Executive shall not be entitled to any tax refund and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, the Executive shall not be required to make any repayments to the Company pursuant to this Section 9(d).

12.  A new Section 12 is added to the Agreement as follows, and the remaining Section is renumbered accordingly:

12.  Code Section 409A.  The parties intend that this Agreement and the benefits provided hereunder be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise.  To the extent Code Section 409A is applicable to this Agreement, the parties intend that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination of the Executive's employment or separation from service are intended to mean the Executive's "separation from service," within the meaning of Code Section 409A(a)(2)(A)(i).  In addition, if the Executive is a "specified employee" within the meaning of Code Section 409A at the time of the Executive's separation from service, then to the extent necessary to avoid subjecting the Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement based on the Executive's separation from service, shall not be paid to the Executive during the six-month period immediately following the Executive's separation from service, but shall instead be accumulated and paid to the Executive (or, in the event of the Executive's death, the Executive's estate) in a lump sum on the first business day after the earlier of the date that is six months following the Executive's separation from service or the Executive's death.  No additional interest or earnings shall be due on such amounts during such six-month period, except as otherwise specified by this Agreement.  This Agreement shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent permitted by and necessary to comply with Code Section 409A and to avoid or mitigate the imposition of additional taxes under Code Section 409A.  Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from the Executive or any other individual to the Company or any of its Affiliated Companies.

13.  New Section 13(a) is amended to read in its entirety as follows:

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws, except to the extent preempted by federal law.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, the parties have executed this Amendment on the dates set forth below.

THE TORO COMPANY

By: ____________________________________
       [insert name]
       [insert title]

Dated: ___________________

EXECUTIVE

____________________________________
       [insert name]

Dated: ___________________